EXHIBIT 12
                                                                     ----------



                  PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                   (Unaudited)


                                                             Nine Months Ended
                                                                September 30,
                                                             1998          1997
                                                             ----          ----

Income before income taxes and
     after minority interest                                $10,951    $ 15,093

Undistributed equity income                                     (41)       (181)

Minority interest income of
     subsidiaries with fixed charges                          2,831       4,459
                                                              -----       -----

Adjusted earnings                                            13,741      19,371
                                                             ======      ======

Interest on debt                                              6,426       5,602

Debt issuance costs                                           4,982         360
                                                              -----         ---

Total fixed charges                                          11,408       5,962
                                                             ------       -----

Total available earnings
     before fixed charges                                    25,149      25,333
                                                             ======      ======

Ratio                                                           2.2         4.2
                                                                ===         ===